EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Stockholder and Board of Directors
Vermont Electric Power Company, Inc. as Manager of Vermont Transco LLC:

We consent to the incorporation by reference in the registration statement (Nos. 333-141681 and 333-151019) on Form S-3 and the registration statement (Nos. 333-102008 and 333-152872) on Form S-8 of Central Vermont Public Service Corporation of our report dated March 3, 2009, with respect to the balance sheets of Vermont Transco LLC as of December 31, 2008 and 2007, and the related statements of income, changes in members’ equity, and cash flows for the years ended December 31, 2008, 2007 and for the period from June 30, 2006 (date of inception) to December 31, 2006, which report appears in the December 31, 2008 annual report on Form 10-K of Central Vermont Public Service Corporation.

/s/ KPMG LLP

Burlington, Vermont
March 10, 2009

Vt. Reg. No. 92-0000241